Exhibit 99.1

For more information, contact:

David Flanery

Chief Financial Officer

502-261-4753

PAPA JOHN’S REPORTS SECOND

QUARTER EARNINGS AND REVENUES

July Comparable Sales Results Announced;

2004 Earnings Guidance Reaffirmed (before FIN 46) and Assumptions Updated

Highlights

•                  Second quarter loss per share of $0.15 vs. income of $0.60 in 2003

•                  2004 EPS includes a $0.66 loss associated with the consolidation of BIBP Commodities, Inc. (BIBP), the franchisee-owned cheese purchasing company, deemed to be a variable interest entity under FASB FIN 46 accounting rules

•                  28 restaurant openings and 69 closures during the quarter

•                  Domestic system-wide comparable sales for July increased 3.3%

•                  2004 earnings guidance of $2.20 to $2.28 reaffirmed (excluding the projected $0.70 decrease in earnings resulting from the consolidation of BIBP)

Louisville, Kentucky (August 3, 2004) – Papa John’s International, Inc. (Nasdaq: PZZA) today announced revenues of $230.0 million for the second quarter of 2004, representing an increase of 1.6% from revenues of $226.5 million for the same period in 2003. The net loss for the second quarter of 2004 was $2.6 million compared to last year’s net income of $10.9 million, and diluted loss per share was $0.15 for the second quarter of 2004 as compared to net income per share of $0.60 for the same period in 2003. The second quarter 2004 results included a net loss of $11.5 million, or $0.66 per share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity.

Revenues were $466.9 million for the six months ended June 27, 2004, representing an increase of 1.8% from revenues of $458.8 million for the same period in 2003. Net income for the six months ended June 27, 2004 was $5.9 million compared to last year’s net income of $21.8 million, and diluted earnings per share was $0.33 for the six-month period in 2004 as compared to $1.21 for the same period in 2003.  The six month 2004 results included a net loss of $12.5 million, or $0.70 per share, from the consolidation of BIBP.

Revenues Comparison

The primary factors impacting the year-over-year increases in revenues for the three and six-month periods ended June 27, 2004 were:  (1) the consolidation of 33 franchised restaurants beginning in the second quarter of 2004 resulting from the implementation of Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities, An Interpretation of Accounting Research Bulletin No. 51 (FIN 46); (2) the first quarter sales of promotional items associated with our March 2004 NCAA national promotion; and (3) the favorable impact of higher commodity prices, primarily cheese, on commissary sales was substantially offset by lower sales volumes.

Operating Results

Our pre-tax loss for the second quarter of 2004 was $4.1 million compared to pre-tax income of $17.4 million for the corresponding period in 2003. The decline in pre-tax income of $21.5 million is principally due to the $18.3 million pre-tax loss incurred by BIBP, a decline in operating results in our domestic commissary operations of $2.1 million primarily attributable to lower sales volumes and an increase in G&A expenses of $1.1 million primarily attributable to: a $375,000 increase in bonuses paid to corporate and restaurant management who met pre-established targets for their operating units, a $500,000 increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004 and a $540,000 increase in administrative costs associated with our international operations to support our new franchisees. Additional analysis of year-over-year results is presented in the attached supplemental information.

Our pre-tax income for the six months ended June 27, 2004 was $9.5 million compared to $34.9 million for the corresponding period in 2003. The decline in pre-tax income of $25.4 million is principally due to the $20.0 million pre-tax loss incurred by BIBP, a decline in operating results in our domestic commissary operations of $2.2 million primarily attributable to lower sales volumes and an increase in G&A expenses of $3.0 million primarily attributable to: a $930,000 increase in bonuses paid to corporate and restaurant management who met pre-established targets for their operating units, a $1.0 million increase in compensation expense related to stock options awarded in late 2003 that vest over a 12-month period throughout 2004, a $600,000 increase in administrative costs associated with our international operations to support our new franchisees and $380,000 of consulting fees associated with our initiatives to identify opportunities for improving restaurant operating margins.

The attached Summary Financial Data schedule includes pre-tax income results by reporting segment that isolate the impact of BIBP on the total operating results of the company.

Comparable Sales and Unit Count

As previously announced, domestic system-wide comparable sales for the second quarter decreased 1.9% (composed of a 0.3% increase at company-owned restaurants and a 2.6% decrease at franchise restaurants). For the six months ended June 27, 2004, system-wide domestic comparable sales decreased 0.7% (composed of a 0.8% increase at company-owned restaurants and a 1.2% decrease at franchise restaurants). The company today announced that July domestic system-wide comparable sales increased approximately 3.3% (3.7% increase at company-owned restaurants and 3.2% increase at franchised restaurants). The July 2004 promotion was supported by national television whereas the July 2003 promotion was not. Total July international system-wide sales increased 1.6% on a constant U.S. dollar basis.

During the second quarter, a total of 28 Papa John’s restaurants were opened (one company-owned and 25 franchised Papa John’s and two franchised Perfect Pizza restaurants), and 69 restaurants closed (three company-owned and 61 franchised Papa John’s restaurants and five franchised Perfect Pizza restaurants).  At June 27, 2004, there were 2,771 Papa John’s restaurants (567 company-owned and 2,204 franchised) operating in 49 states and 16 international markets. The company is also a franchisor of 124 Perfect Pizza restaurants in the United Kingdom.

Earnings Guidance for 2004 Reaffirmed

Although slightly negative domestic system-wide comparable sales for the first six months of 2004 were below our expectations, we believe our recent marketing initiatives will improve sales trends throughout the remainder of 2004 (as supported by improving results for June and July).  Accordingly, we reaffirm our existing guidance of flat to 2% increase in full-year 2004 comparable sales. In addition, during 2004 we have undertaken procurement and administrative costs savings initiatives that we expect to substantially offset the restaurant level impact on Company-owned units of the recent and projected cost increases in cheese and other commodities.

Additionally, the company has repurchased 1.6 million shares of common stock for a total purchase price of $50.7 million, or $32.13 per share, during the first six months of 2004, and the board of directors has authorized the purchase of an additional $22.6 million of common stock during the remainder of the year.  The actual and anticipated repurchase of common stock is expected to provide approximately $0.08 of earnings per share accretion for 2004.  After considering these and other factors expected to impact financial results during the second half of 2004, the company reaffirms its previously announced earnings per share guidance of $2.20 to $2.28, excluding the earnings impact from the consolidation of BIBP. However, given the expected impact of unfavorable domestic unit count on franchise royalties and commissary operating results, the company deems it more likely that earnings will be near the low end of the range.  Significant assumptions considered in deriving updated 2004 guidance are presented in the attached supplemental information.

Based on actual results to date and current CME milk futures market prices for the remainder of the year, the consolidation of BIBP is expected to reduce full-year 2004 pre-tax income approximately $19.5 million (including the $20.0 million impact in the first six months of 2004) or $0.70 per share. Accordingly, 2004 earnings guidance including the expected impact from the consolidation of BIBP is projected to be near the low end of the $1.50 to $1.58 per share range. The inherent volatility in the cheese spot market and milk futures market can lead to similar volatility in projecting the impact of the consolidation of BIBP on the company’s financial results.  Accordingly, we will update these projections on a quarterly basis.

Joint Venture with Blue and Silver Ventures, Ltd.

Also today, the company announced the formation of a joint venture arrangement with Blue and Silver Ventures, Ltd., an entity of Dallas Cowboys owner Jerry Jones, for the operation and marketing of 71 Papa John’s restaurants in the Dallas, Austin and Waco markets in Texas.  Other information regarding the joint venture is included in a separate release.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements.  Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; increased advertising, promotions and discounting by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to open new restaurants and operate new and existing restaurants profitably; increases in food, labor, utilities, employee benefits and similar costs; and economic, political and public health conditions in the countries in which the company or its franchisees operate.  These factors might be especially harmful to the financial viability of franchisees in under-penetrated or emerging markets, leading to greater unit closings than anticipated.  Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10Q and 10K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for Wednesday, August 4, 2004 at 10:00 AM EDT to review second quarter results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-511-7629 for participation in the question and answer session. International participants may dial 706-634-5839.

The conference call will be available for replay beginning Wednesday, August 4, 2004 at approximately Noon through Friday, August 6, 2004, at Midnight EDT.  The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (passcode 5445056).  International participants may dial 706-645-9291 (passcode 5445056).

Summary Financial Data

Papa John’s International, Inc.

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003

Revenues	$230,037	$226,469	$466,946	$458,751

Income (loss) before income taxes	$(4,117)	$17,365	$9,461	$34,942

Net income (loss)	$(2,573)	$10,854	$5,913	$21,839

Diluted earnings (loss) per share	$(0.15)	$0.60	$0.33	$1.21

Diluted weighted-average shares outstanding	17,402	17,999	17,855	18,011

EBITDA (A)	$4,456	$26,669	$26,851	$53,810

The following is a summary of our income (loss) before income taxes by reporting segment:

Domestic company-owned restaurants	$2,180	$69	$4,115	$960
Domestic commissaries (B)	3,594	5,671	9,139	11,306
Domestic franchising	10,846	11,879	22,683	24,097
International	(49)	340	167	4
VIEs, primarily BIBP	(18,360)	—	(20,005)	—
All others	(153)	(782)	454	61
Unallocated corporate expenses (C)	(2,094)	264	(7,001)	(1,338)
Elimination of intersegment profits	(81)	(76)	(91)	(148)
Income (loss) before income taxes	$(4,117)	$17,365	$9,461	$34,942

The following is a reconciliation of EBITDA to net income (loss):

EBITDA (A)	$4,456	$26,669	$26,851	$53,810
Income tax (expense) benefit	1,544	(6,511)	(3,548)	(13,103)
Interest expense	(899)	(1,659)	(2,296)	(3,567)
Investment income	143	162	284	416
Depreciation and amortization	(7,817)	(7,807)	(15,378)	(15,717)
Net income (loss)	$(2,573)	$10,854	$5,913	$21,839

(A)                              EBITDA represents operating performance before depreciation, amortization, net interest and income taxes.  While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States, it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements.  EBITDA is not necessarily a measure of the company’s ability to fund its cash needs.

(B)                                The 2004 results for the domestic commissaries segment are favorably impacted by a reduction in the corporate expense allocations approximating $650,000 and $1.3 million, respectively, for the second quarter and six months ended June 27, 2004, as compared to the same periods in 2003.

(C)                                The increase in 2004 unallocated corporate expenses from 2003 is primarily due to: (1) increases of $1.1 million and $3.0 million, respectively, in G&A expenses for the three and six months ended June 27, 2004, primarily attributable to stock options awarded in 2003 and incentive compensation awarded in 2004; (2) the above-noted reduction in the corporate allocations to domestic commissaries approximating $650,000 and $1.3 million, respectively; and (3) increases in the provision for uncollectible accounts receivable of $185,000 and $600,000, respectively.

Supplemental Information

Second Quarter Operating Results

Variable Interest Entities

As disclosed in previous releases, as required by FIN 46, the company’s 2004 operating results include BIBP’s operating results.  The consolidation of BIBP had a significant impact on the first six months of operating results and is expected to have a significant ongoing impact on the company’s future operating results and income statement presentation as described below.

Consolidation accounting requires the net impact from the consolidation of BIBP to be reflected in two separate components of the company’s statement of operations.  The first component is the portion of BIBP operating income or loss attributable to the amount of cheese purchased by company-owned restaurants during the period. This portion of BIBP operating income (loss) is reflected as a reduction (increase) in the “Domestic company-owned restaurant expenses - cost of sales” line item. This approach effectively reports cost of sales for company-owned restaurants as if the purchasing arrangement with BIBP did not exist and such restaurants were purchasing cheese at the spot market prices (i.e., the impact of BIBP is eliminated in consolidation).

The remainder of the net impact from the consolidation of BIBP is reflected in the caption “Loss (income) from the franchise cheese purchasing program, net of minority interest.”  This line item represents BIBP’s income or loss from purchasing cheese at the spot market price and selling to franchised restaurants at a fixed quarterly price, net of any income or loss attributable to the minority interest BIBP shareholders. The amount of income or loss attributable to the BIBP shareholders depends on its cumulative shareholders’ equity balance and the change in such balance during the reporting period.

In addition, Papa John’s has extended loans to certain franchisees.  Under the FIN 46 rules, Papa John’s is deemed to be the primary beneficiary of four of these franchisees, even though we have no ownership interest in them.  Beginning in the second quarter of 2004, FIN 46 requires Papa John’s to recognize the operating income (losses) generated by these four franchise entities (representing 33 Papa John’s restaurants).  For the second quarter of 2004, the consolidation of these four franchise entities had no significant net impact (less than $25,000) on Papa John’s operating results, generating revenues of $5.0 million, operating expenses of $4.7 million and other expenses (including G&A, depreciation and interest) totaling  $300,000.

Review of Operating Results

During the second quarter of 2004, domestic corporate restaurant sales were $102.3 million, compared to $103.4 million for the same period in 2003. The 1.1% decrease is primarily due to a 2.6% decrease in equivalent units, as the company closed 22 underperforming restaurants in the fourth quarter of 2003, partially offset by a 0.3% increase in comparables sales for the 2004 quarter. Domestic franchise sales for the quarter decreased 2.0% to $318.3 million from $324.6 million for the same period in 2003, primarily resulting from a 2.6% decrease in comparable sales for the 2004 quarter and a 0.4% decrease in the number of equivalent franchise units.

The second quarter comparable sales base for domestic corporate restaurants consisted of 548 units, or 97.3% of total equivalent units, and the domestic franchise base consisted of 1,890 units or 95.4% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,054, while other corporate units averaged $10,976 for an overall average of $13,972. Average weekly sales for the restaurants included in the franchise comparable base were $12,482, while other franchise units averaged $9,702 for an overall average of $12,353.

Domestic franchise royalties were $12.1 million in the second quarter of 2004, a 2.9% decrease from $12.5 million for the comparable period in 2003, primarily due to the previously mentioned decrease in franchised sales.  Domestic franchise and development fees were $474,000 in the quarter, including approximately $109,000 recognized upon development cancellation or franchise renewal and transfer, compared to $208,000 for the same period in 2003.  There were 18 domestic franchise restaurant openings in the second quarter of 2004 compared to 10 in 2003.

The restaurant operating margin at domestic company-owned units was 13.5% in the second quarter of 2004 compared to 17.6% for the same period in 2003, consisting of the following differences:

•                  Cost of sales was 4.3% higher as a percentage of sales in 2004, due primarily to the consolidation of BIBP, which increased the cost of sales 4.1%.  The remaining 0.2% increase in cost of sales is due to higher cheese costs as charged by BIBP, which were substantially offset by lower costs for other commodities as a result of the impact of various product cost savings initiatives, and the impact of an increase in restaurant pricing.

•                  Salaries and benefits were 0.4% lower as a percentage of sales in 2004 due to staffing efficiencies and leverage on pricing increases.

•                  Advertising and related costs as a percentage of sales were relatively flat.

•                  Occupancy costs as a percentage of sales were relatively flat.

•                  Other operating expenses were 0.2% higher in 2004 primarily as a result of increased workers’ compensation costs.

Domestic commissary sales decreased slightly to $89.6 million for the second quarter of 2004 from $90.0 million for the comparable period in 2003, as the impact of higher cheese price increases was more than offset by lower volumes resulting from decreased restaurant transactions. Other sales increased to $12.9 million for the second quarter of 2004 from $12.2 million for the comparable period in 2003, primarily as a result of an increase in revenues associated with insurance-related services provided to franchisees.

Domestic commissary and other margin was 6.9% in the second quarter of 2004 compared to 9.0% for the same period in 2003. Cost of sales was 71.6% of revenues in 2004 compared to 68.8% in 2003 primarily due to higher cheese costs incurred by our commissaries (cheese has a fixed-dollar, as opposed to fixed-percentage, mark-up) and increased sales of lower margin products, such as promotional items (principally DVDs).  Salaries and benefits as a percentage of sales were substantially the same as the corresponding period in 2003.  Other operating expenses decreased to 14.6% of sales in 2004 from 15.3% in 2003, primarily as a result of a $1.2 million decrease in claims loss reserves related to the franchise insurance program recorded in the second quarter of 2004 as compared to 2003.

An updated actuarial valuation completed for the company’s franchise insurance program during the second quarter of 2004 indicated that an increase in claims loss reserves of approximately $1.2 million was required in excess of expected claims losses.  However, an even larger increase in claims loss reserves ($2.4 million over expected levels) was required in the second quarter of 2003.  We believe claims loss reserves are at adequate levels as of the end of second quarter; however the estimated insurance claims losses could be significantly affected should the frequency or ultimate cost of claims significantly differ from the trends used to estimate the recorded insurance reserves.

The loss from the franchise cheese purchasing program, net of minority interest, was $14.0 million during the second quarter of 2004. This represents the portion of the total $18.3 million BIBP operating loss related to the proportion of BIBP cheese sales to franchisees (77%).

International revenues, which include the Papa John’s United Kingdom operations, were $7.6 million compared to $8.2 million for the same period in 2003, reflecting a decrease in restaurant revenues due to the operation of only one company-owned restaurant during the second quarter of 2004 as compared to an average of six restaurants for the comparable period in 2003. International operating margin increased to 17.2% in 2004 from 15.5% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation.

General and administrative expenses were $17.6 million or 7.6% of revenues in the second quarter of 2004 compared to $16.5 million or 7.3% of revenues in the same period in 2003. The $1.1 million increase in general and administrative expenses was previously discussed in the operating results section of the press release.

During the second quarter of 2003, we recorded a $375,000 provision for uncollectible notes receivable and $407,000 for restaurant closure and impairment.  Our provisions for these items were insignificant for the second quarter of 2004 based on our evaluation of the franchise loan and company-owned restaurant portfolios.

Other general expenses (income) reflected net expense of $434,000 in the second quarter of 2004 compared to net income of $1.3 million for the comparable period in 2003.  The 2004 amount is primarily comprised of a $445,000 provision for uncollectible accounts receivable and $315,000 related to the disposition or valuation losses for other assets, partially offset by a gain of $550,000 related to the sale of unused property. The 2003 amount includes $42,000 of pre-opening costs, $192,000 of restaurant relocation costs and $213,000 related to disposition or valuation losses for other assets. These costs were more than offset by $2 million of income derived from the settlement of a litigation matter.

Depreciation and amortization was $7.8 million (3.4% of revenues) for the second quarter of 2004 which is essentially the same as the corresponding period in 2003.

Net interest expense was $756,000 in the second quarter of 2004 as compared to $1.5 million in 2003. The primary reason for the reduction in the second quarter is due to a $625,000 benefit we recorded, under the provisions of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (SFAS #150), associated with a change in a joint venture operating agreement eliminating a mandatory purchase requirement and related liability. No such favorable adjustments are expected in future quarters. The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Six Month Operating Results

For the six months ended June 27, 2004, domestic corporate restaurant sales were $208.4 million, compared to $209.6 million for the same period in 2003. The slight decrease is primarily due to a 2.5% decrease in equivalent units for the first six months of 2004, as the company closed 22 under- performing restaurants in the fourth quarter of 2003, partially offset by a 0.8% increase in comparable sales.  Domestic franchise sales for the first six months of 2004 were essentially the same as 2003 at $653.3 million.

The comparable sales base for domestic corporate restaurants for the six months ended June 27, 2004, consisted of 548 units, or 97.2% of total equivalent units, and the domestic franchise base consisted of 1,908 units or 96.0% of total equivalent units. Average weekly sales for restaurants included in the corporate comparable base were $14,339, while other corporate units averaged $10,660 for an overall average of $14,237. Average weekly sales for the restaurants included in the franchise comparable base were $12,727, while other franchise units averaged $10,472 for an overall average of $12,636.

Domestic franchise royalties of $25.0 million for the six months ended June 27, 2004 were essentially the same as royalties for the corresponding period in 2003, in line with the above-noted consistent franchise sales. Domestic franchise and development fees were $1.0 million for the six months ended June 27, 2004, compared to $539,000 for the same period in 2003 as there were 38 domestic franchise unit openings in 2004 compared to 25 in 2003.

The restaurant operating margin at domestic company-owned units was 14.9% for the six months ended June 27, 2004 compared to 17.7% for the same period in 2003. The decrease in the operating margin is primarily due to the consolidation of BIBP, which increased cost of sales 2.6% for the first six months of 2004.  Other year-over-year changes in the components of restaurant operating margin for the six-month periods are substantially consistent with the second quarter changes.

Domestic commissary sales were essentially flat for the six months ended June 27, 2004 with the comparable period in 2003, as the impact of higher cheese price increases was substantially offset by lower volumes. Other sales increased to $27.6 million for the six months ended June 27, 2004 from $23.8 million for the comparable period in 2003, primarily as a result of an increase in revenues associated with insurance-related services provided to franchisees and the first quarter promotional item sales associated with our March 2004 NCAA national promotion.

Domestic commissary and other margin was 7.6% for the six months ended June 27, 2004 compared to 9.6% for the same period in 2003, primarily for the same reasons as those noted for the second quarter margin decrease and due to lower margin promotional items sold in the first quarter related to the March 2004 NCAA national promotion.

The loss from the franchise cheese purchasing program, net of minority interest, was $14.3 million during the first six months of 2004.

International revenues, which include the Papa John’s United Kingdom operations, decreased 1.7% to $15.6 million for the six months ended June 27, 2004 compared to $15.9 million for the same period in 2003, as revenues from increased unit openings and the impact of a more favorable dollar/pound exchange rate were more than offset by a decrease in corporate restaurant revenues due to the operation of only one company-owned restaurant during the first six months of 2004 as compared to an average of six restaurants for the comparable period in 2003.  International operating margin for the six months ended June 27, 2004 increased to 17.1% from 14.7% in 2003 primarily due to the disposition of company-owned restaurants, which had a lower operating margin than our commissary operation.

General and administrative expenses were $36.1 million or 7.7% of revenues for the six months ended June 27, 2004 as compared to $33.1 million or 7.2% of revenues in the same period in 2003. The $3.0 million increase in general and administrative expenses was previously discussed in the operating results section of the press release.

A provision for uncollectible notes receivable of $236,000 was recorded for the six months ended June 27, 2004 as compared to $801,000 for the same period in 2003.  A provision for restaurant closure, impairment and disposition losses of $167,000 was recorded for the six months ended June 27, 2004 as compared to $482,000 for the same period in 2003.  These provisions were based on our evaluation of our franchise loan and company-owned restaurant portfolios.

Other general expenses (income) reflected net expense of $1.4 million for the six months ended June 27, 2004, as compared to net income of $771,000 for the comparable period in 2003.  The 2004 amount includes $130,000 of restaurant relocation costs, $736,000 of disposition and valuation related costs of other assets and a $898,000 provision for uncollectible accounts receivable, partially offset by the previously mentioned $550,000 gain on the sale of unused property.  The 2003 amount includes $110,000 of pre-opening costs, $242,000 of restaurant relocation costs and $449,000 related to disposition or valuation losses for other assets, which was more than offset by the previously mentioned $2.0 million legal settlement.

Depreciation and amortization was $15.4 million (3.3% of revenues) for the six months ended June 27, 2004 as compared to $15.7 million (3.4% of revenues) for the same period in 2003.

Net interest expense was $2.0 million for the six months ended June 27, 2004 as compared to $3.2 million in 2003, primarily due to the previously mentioned $625,000 benefit recorded pursuant to SFAS #150 and lower average debt outstanding during the first six months of 2004 as compared to 2003. The company’s effective income tax rate was 37.5% in both 2004 and 2003.

Cheese Costs

The cost of cheese has historically represented approximately 35% to 40% of our restaurant cost of sales.  In January 2000, Papa John’s Franchise Advisory Council initiated a program through the formation of BIBP that allows the cost of cheese to Papa John’s restaurants to be established on a quarterly basis.  The consolidation of BIBP, as a result of the adoption of FIN 46, results in the company-owned restaurant cost of sales reflecting the actual spot market price of cheese paid by BIBP.

The following table presents the actual average block market price for cheese and the BIBP block price by quarter for 2003 and as projected through the end of 2004 (based on the July 30, 2004 Chicago Mercantile Exchange (CME) milk futures market prices):

	2003		2004
	BIBP Block Price	Actual Block Price	BIBP Block Price		Actual Block Price

Quarter 1	$1.159	$1.115	$1.220		$1.426
Quarter 2	1.122	1.134	1.326		2.012
Quarter 3	1.242	1.536	1.556		1.578	est.
Quarter 4	1.217	1.474	1.542	est.	1.499	est.
Full Year	$1.185	$1.315	$1.411	est.	$1.629	est.

Based on the above-noted CME milk futures market prices, and the actual second and third quarter and projected fourth quarter 2004 and first and second quarter 2005 cheese costs to restaurants as determined by the BIBP pricing formula, the consolidation of BIBP is projected to increase (decrease) the company’s operating income as follows (in thousands):

Quarter 3 – 2004	$(964)
Quarter 4 – 2004	1,438
Quarter 1 – 2005	4,102
Quarter 2 – 2005	4,427
$9,003

Share Repurchase Activity

The company repurchased 851,000 shares of common stock at an average price of $30.76 per share during the second quarter of 2004, and 1.6 million shares of common stock at an average price of $32.13 during the first six months of 2004. The company’s board of directors has authorized the repurchase of up to an aggregate $425 million of common stock through December 26, 2004. Through June 27, 2004, $402.4 million had been repurchased (representing 15.1 million shares at an average price of $26.57 per share) since the program began in 1999. Approximately 16.9 million actual shares were outstanding as of June 27, 2004. Subsequent to June 27, 2004 to date, the company repurchased 146,000 shares of common stock for $4.3 million (an average price of $29.20 per share).

* * * *

As of July 25, 2004, Papa John’s had 2,776 restaurants (567 company-owned and 2,209 franchised) operating in 49 states and 16 international markets.  Papa John’s also owns or operates an additional franchised 123 Perfect Pizza restaurants in the United Kingdom. For more information about the company, please visit www.papajohns.com.

Update of Significant Operating Assumptions for 2004

Papa John’s International, Inc.

	Original Full Year 2004 Guidance	Actual Results for Six Months Ended June 27, 2004	Revised Full Year 2004 Guidance

Domestic Unit Openings	120 to 140 units	41 units	100 to 120 units

International Unit Openings	50 to 60 units	21 units	50 to 60 units

Domestic Unit Closings	60 to 80 units	65 units	110 to 130 units

International Unit Closings	10 to 20 units	27 units	35 to 45 units

Domestic Comparable Sales	0% to 2% increase	0.7% decrease	0% to 2% increase

Total International Restaurant Sales Increases (Constant U.S. $)	10% to 15% increase	3.5% increase	3% to 5% increase

Corporate Restaurant Operating Margin (A)	17.75% to 18.25%	14.9%	16.25% to 16.75%

Commissary and Other Operating Margin	8.25% to 8.75%	7.6%	7.8% to 8.2%

G&A Expenses as a Percentage of Revenues	8.0% to 8.2%	7.7%	7.6% to 7.8%

Other General Expenses (B)	$3.5 to 4.5 million	$1.4 million	$3.0 to 4.0 million

Net Interest Expense (C)	$4.0 to 5.0 million	$2.0 million	$4.0 to 5.0 million

Capital Expenditures	$25 to 30 million	$10.3 million	$25 to 30 million

Weighted Average Diluted Shares O/S	18.0 to 18.5 million	17.9 million	17.2 to 17.4 million

(A)                              Original full-year 2004 guidance for corporate restaurant operating margin excluded any impact from the consolidation of BIBP.  Actual results for six months ended June 27, 2004 and revised full-year 2004 guidance include the actual and anticipated impact of BIBP consolidation.  Excluding the impact of the consolidation of BIBP, corporate restaurant operating margin for the first six months would have been 17.5% and revised full year 2004 guidance would be 17.5% to 18.0%.

(B)                                The reduction in revised full-year 2004 guidance results from the second quarter gain of $550,000 on the sale of unused property.

(C)                                Although outstanding debt balances are expected to be higher than initially anticipated due to the consolidation of BIBP and the assumed increase in share repurchase activity throughout the remainder of 2004, revised full-year 2004 guidance for net interest expense is unchanged as a result of continued low interest rates and the $625,000 benefit recorded pursuant to SFAS #150.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
(In thousands, except per share amounts)	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$102,271	$103,372	$208,444	$209,614
Variable interest entities restaurant sales	5,045	—	5,045	—
Franchise royalties	12,120	12,480	25,031	24,997
Franchise and development fees	474	208	1,008	539
Commissary sales	89,615	90,048	184,151	183,916
Other sales	12,897	12,207	27,621	23,764
International:
Royalties and franchise and development fees	1,570	1,614	3,334	3,098
Restaurant and commissary sales	6,045	6,540	12,312	12,823
Total revenues	230,037	226,469	466,946	458,751

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	26,688	22,567	52,547	46,063
Salaries and benefits	32,638	33,383	66,157	67,577
Advertising and related costs	9,282	9,411	18,729	19,173
Occupancy costs	6,400	6,500	12,801	12,594
Other operating expenses	13,444	13,282	27,087	27,201
Total domestic Company-owned restaurant expenses	88,452	85,143	177,321	172,608

Variable interest entities restaurant expenses	4,681	—	4,681	—

Domestic commissary and other expenses:
Cost of sales	73,446	70,335	152,243	144,700
Salaries and benefits	7,020	7,072	14,199	14,402
Other operating expenses	14,963	15,694	29,200	28,715
Total domestic commissary and other expenses	95,429	93,101	195,642	187,817

Loss from the franchise cheese purchasing program, net of minority interest	13,972	—	14,344	—

International operating expenses	5,006	5,527	10,208	10,943

General and administrative expenses	17,575	16,509	36,109	33,061
Provision for uncollectible notes receivable	4	375	236	801
Restaurant closure, impairment and disposition losses	28	407	167	482
Other general expenses (income)	434	(1,262)	1,387	(771)
Depreciation and amortization	7,817	7,807	15,378	15,717
Total costs and expenses	233,398	207,607	455,473	420,658

Operating income (loss)	(3,361)	18,862	11,473	38,093
Investment income	143	162	284	416
Interest expense	(899)	(1,659)	(2,296)	(3,567)
Income (loss) before income taxes	(4,117)	17,365	9,461	34,942
Income tax expense (benefit)	(1,544)	6,511	3,548	13,103

Net income (loss)	$(2,573)	$10,854	$5,913	$21,839
Basic earnings (loss) per common share	$(0.15)	$0.61	$0.34	$1.22
Earnings (loss) per common share - assuming dilution	$(0.15)	$0.60	$0.33	$1.21
Basic weighted-average shares outstanding	17,402	17,905	17,617	17,912
Diluted weighted-average shares outstanding	17,402	17,999	17,855	18,011

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	June 27, 2004	December 28, 2003

	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$7,456	$7,071
Accounts receivable	22,331	19,717
Inventories	17,497	17,030
Prepaid expenses and other current assets	13,562	11,590
Deferred income taxes	7,359	7,050
Total current assets	68,205	62,458

Investments	7,692	7,522
Net property and equipment	200,994	203,818
Notes receivable from franchisees and affiliates	6,949	11,580
Goodwill	51,312	48,577
Other assets	16,350	13,259
Total assets	$351,502	$347,214

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$24,907	$28,309
Income and other taxes	6,629	12,070
Accrued expenses	42,052	40,288
Current portion of debt	11,234	250
Total current liabilities	84,822	80,917

Unearned franchise and development fees	7,734	5,911
Long-term debt, net of current portion	93,523	61,000
Deferred income taxes	8,172	7,881
Other long-term liabilities	28,594	32,233
Total liabilities	222,845	187,942

Total stockholders’ equity	128,657	159,272
Total liabilities and stockholders’ equity	$351,502	$347,214

Note:         The balance sheet at December 28, 2003 has been derived from the audited consolidated financial statements at that date but does not include all information and footnotes required by generally accepted accounting principles for a complete set of financial statements.

Restaurant Progression

Papa John’s International, Inc.

	Second Quarter Ended June 27, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,017	222	2,809
Opened	1	—	18	7	26
Converted	—	—	—	—	—
Closed	(3)	—	(51)	(10)	(64)
Acquired	—	—	—	1	1
Sold	—	(1)	—	—	(1)
End of Period	566	1	1,984	220	2,771

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	127	127
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(5)	(5)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	124	124

	Second Quarter Ended June 29, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	7	2,006	202	2,800
Opened	2	—	10	9	21
Converted	—	—	—	—	—
Closed	(2)	(1)	(12)	(9)	(24)
Acquired	—	1	—	2	3
Sold	—	(2)	—	(1)	(3)
End of Period	585	5	2,004	203	2,797

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	142	142
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(2)	(2)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	141	141

Restaurant Progression

Papa John’s International, Inc.

	Six Months Ended June 27, 2004
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	568	2	2,006	214	2,790
Opened	3	—	38	19	60
Converted	—	—	—	—	—
Closed	(5)	—	(60)	(14)	(79)
Acquired	—	—	—	1	1
Sold	—	(1)	—	—	(1)
End of Period	566	1	1,984	220	2,771

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	135	135
Opened	—	—	—	2	2
Converted	—	—	—	—	—
Closed	—	—	—	(13)	(13)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	124	124

	Six Months Ended June 29, 2003
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	585	9	2,000	198	2,792
Opened	5	—	25	17	47
Converted	—	—	—	—	—
Closed	(5)	(1)	(21)	(15)	(42)
Acquired	—	1	—	4	5
Sold	—	(4)	—	(1)	(5)
End of Period	585	5	2,004	203	2,797

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	144	144
Opened	—	—	—	1	1
Converted	—	—	—	—	—
Closed	—	—	—	(4)	(4)
Acquired	—	—	—	—	—
Sold	—	—	—	—	—
End of Period	—	—	—	141	141